EXHIBIT 8.2

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

October 29, 2003

Luminent Mortgage Capital, Inc.

Suite 500

909 Montgomery Street

San Francisco, California 94133

Re:	Luminent Mortgage Capital, Inc., a Maryland corporation (the “Company”) – issuance and sale of shares of common stock, par value one tenth of one cent ($.001) per share (“Common Stock”) pursuant to registration statement on Form S-11, as amended (Registration No. 333-107984 ) (the “Registration Statement”)

Ladies and Gentlemen:

You have requested our opinion, as special Maryland corporate counsel to the Company, with respect to the validity and enforceability of the restrictions on ownership and transfer of the Common Stock of the Company set forth in Article V of the Charter (as hereinafter defined) under Maryland law. Capitalized terms not otherwise defined herein shall have the definitions ascribed to them in the Charter.

In our capacity as special Maryland corporate counsel to the Company and for purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)	the corporate charter of the Company (the “Charter”), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on April 25, 2003 and Articles of Amendment and Restatement filed with the Department on June 5, 2003;

(ii)	the Bylaws of the Company, as adopted on April 25, 2003 (the “Original Bylaws”), the Amended and Restated Bylaws of the Company, as adopted on June 4, 2003 (the “Amended Bylaws”, and together with Original Bylaws, the “Bylaws”);

(iii)	a specimen stock certificate (the “Specimen Stock Certificate”) representing shares of the Common Stock of the Company, in the form attached hereto as Exhibit A;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Luminent Mortgage Capital, Inc.

October 29, 2003

(iv)	the Registration Statement as amended to date; and

(v)	such other documents and matters are we have deemed necessary or appropriate to express the opinions set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In reaching the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

(a)	each person executing any instrument, document or agreement on behalf of any party is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine and all statements and information contained therein are true and correct, and all public records reviewed are accurate and complete;

(d)	all certificates submitted to us are true and correct, both when made and as of the date hereof; and

(e)	the shares of Common Stock will be evidenced by stock certificates substantially in the form of the Specimen Stock Certificate with the legends set forth in Article V of the Charter noted thereon in substantially the same manner as on the Specimen Stock Certificate or, if uncertificated, a notation of the restrictions on ownership and transfer will be contained in the initial transaction statement sent to the purchaser of such shares or, if such holder’s interest is transferred to such holder other than by registration of transfer, pledge or release, the initial transaction statement sent to the registered owner or the registered pledgee.

Based upon our review of the foregoing and subject to the assumptions and qualifications set forth herein, we advise you that, as of the date of this letter, we are of the opinion that:

(1)	The restrictions on ownership and transfer of shares of Common Stock of the Company set forth in Section 5.2 and 5.5 of Article V of the Charter are valid and enforceable in all material respects, subject to applicable

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Luminent Mortgage Capital, Inc.

October 29, 2003

bankruptcy, insolvency, reorganization, rehabilitation, moratorium, fraudulent conveyance or similar laws and decisions relating to or affecting the rights of creditors generally, and to general principles of equity (regardless of whether such validity or enforceability is considered in a proceeding in equity or at law) including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

(2)	Outstanding shares of Common Stock that, under Article V of the Charter, are deemed to be transferred to the Trustee, in its capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries, will constitute outstanding shares of Common Stock in the hands of the Trustee.

The foregoing opinion is limited to the present substantive laws of the State of Maryland, and we express no opinion with respect to the laws of any other jurisdiction.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion herein after the date hereof.

This opinion is rendered for your benefit solely for the purpose of obtaining an opinion (the “Tax Opinion”), dated on or about the date hereof, from O’Melveny & Myers LLP, special tax counsel to the Company, with respect to the statements in the Registration Statement under the caption “United States Federal Tax Considerations”. Accordingly, it may not be relied upon for any other purpose without our prior written consent.

Very truly yours,

/S/ Ballard Spahr Andrews & Ingersoll, LLP

Exhibit A

Specimen Stock Certificate